Exhibit 10.1

Executive Employees (US)

SemGroup Corporation

Equity Incentive Plan

2011 PERFORMANCE SHARE UNIT AWARD AGREEMENT

THIS 2011 PERFORMANCE SHARE UNIT AWARD AGREEMENT (this “Agreement”) is made effective as of                     , 2011 (the “Date of Grant”) by and between SemGroup Corporation, a Delaware corporation (with any successor, the “Company”), and                      (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the SemGroup Corporation Equity Incentive Plan (the “Plan”), and, pursuant to and in accordance with the Plan, the SemGroup Corporation Long-Term Incentive Program (the “LTIP”) which is reflected in relevant part in this Agreement, which Plan and LTIP, as each may be amended from time to time, are incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as ascribed to them in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the performance share units (“Performance Share Units” or “PSUs”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein, each PSU representing the right to receive one Share (“Performance Share”) upon achievement of the financial goals and satisfaction of the other terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Target Award Grant. Subject to the terms and conditions of the Plan, the LTIP and this Agreement, the Company hereby grants to the Participant          PSUs (the “Target Award”). Fifty percent (50%) of the Target Award (         PSUs) (the “TSR Target Award”) will vest and become payable as an equal number of Performance Shares based on the Company’s achievement of the Target Performance Goal (as defined below) with respect to the TSR component of the LTIP as of the end of the Performance Period, all as more fully described below. An additional fifty percent (50%) of the Target Award (         PSUs) (the “ROCE Target Award”) will vest and become payable as an equal number of Performances Shares based on the Company’s achievement of the Target Performance Goal (as defined below) with respect to the ROCE component of the LTIP as of the end of the Performance Period, all as more fully described below. The Participant may earn up to one hundred fifty percent (150%) of the Target Award if the Company achieves the Maximum Performance Goal established by the Committee for both the TSR and ROCE components of the LTIP. Notwithstanding anything to the contrary, except as provided in Section 4(b) hereof, all PSUs shall be forfeited (whether vested or unvested) and no Performance Shares shall be issued under this Agreement, if the Committee does not certify in writing that the Company has achieved a Performance Goal pursuant to Section 3 hereof. PSUs shall be subject to vesting and become nonforfeitable in accordance with Section 4 and Section 5 hereof.

2. Payment of Awards; Certificates.

(a) Payment. Except for PSUs that vest upon a Change of Control as provided in Section 4(b), Section 4(c) or Section 4(d) hereof, on March 14, 2014, the Company shall deliver one or more certificates representing Performance Shares for PSUs that have vested pursuant to Section 4 and Section 5 hereof to the Participant. The Company shall deliver certificates for Performance Shares representing PSUs that vest due to a Change of Control pursuant to Section 4(b), Section 4(c) or Section 4(d) hereof to the Participant on the 60th day following the Change of Control.

(b) Certificates. A certificate or certificates representing Performance Shares shall be issued by the Company and registered in the name of the Participant on the stock transfer books of the Company as payment to the Participant of Performance Shares issuable hereunder. Each certificate representing Performance Shares issued under this Agreement shall bear such legends that the Company determines in accordance with Section 8 below.

3. Certification of Achievement of Performance Goal. The Committee (a) shall determine whether the Company has achieved one of the Performance Goals for the period beginning January 1, 2011, and ending December 31, 2013 (the “Performance Period”), which determination shall be made on an objective and nondiscretionary basis by the Committee based on the Company’s audited financial statements and (b) shall certify in writing that a Performance Goal has been attained within the period prescribed by the Committee (the “Certification Date”).

4. Vesting of PSUs.

(a) Achievement of Performance Goals. Subject to Section 5(d), if (i) the Participant remains employed by the Company on the Certification Date and (ii) the Committee determines and certifies in writing in accordance with Section 3 hereof that the Company has achieved a Performance Goal for the Performance Period as described in Section 5 hereof, that number of PSUs determined under Section 5 hereof will vest and become nonforfeitable as of the final date of the Performance Period in accordance with the terms of the LTIP and be paid in accordance with Section 2 hereof.

(b) Change of Control. If (i) the Participant’s Service continues for not less than 12 consecutive months during the Performance Period and (ii) the Company experiences a Change of Control during the Performance Period while the Participant’s Service is continuing, the number of PSUs that would vest and become nonforfeitable if the Company had achieved the Target Performance Goals for both TSR and ROCE components of the Award and such achievement had been certified in writing by the Committee in accordance with Section 3 above will vest and become nonforfeitable upon the Change of Control.

(c) Death or Disability. If the Participant dies or becomes Disabled prior to the end of the Performance Period and the Committee determines and certifies that the Company has met a Performance Goal in accordance with Section 3 hereof, a pro rata number of PSUs will vest and be paid to the Participant or, in the case of death, the Participant’s beneficiary, at the time and in the manner set forth in Section 2 and Section 3 hereof, such pro rata number to be determined by multiplying the total number of PSUs that vest in accordance Section 4(a) and Section 5 hereof times a fraction the numerator of which is equal to the number of the full and partial days of consecutive Service by the Participant during the Performance Period prior to such death or Disability and the denominator of which is 1,095. Notwithstanding the foregoing, if following the Participant’s death or Disability, a Change of Control occurs during the Performance Period, the number of PSUs that will vest and be paid to the Participant, or in the case of death, to the Participant’s beneficiary, shall equal the number of PSUs that vest and become nonforfeitable under Section 4(b) hereof.

(d) Retirement. If (i) the Participant’s Service continues for not less than 12 consecutive months during the Performance Period, (ii) the Participant’s Service terminates prior to the end of the Performance Period due to the Participant’s Retirement (as defined below) and (iii) and the Committee determines and certifies in accordance with Section 3 hereof that the Company has met a Performance Goal as described under Section 5 hereof, a pro rata number of PSUs will vest and be paid to the Participant in the manner set forth in Section 2 and Section 3 above, such pro rata number to be determined by multiplying the total number of PSUs that vest in accordance Section 4(a) and Section 5 hereof times a fraction the numerator of which is equal to the number of full and partial days of consecutive Service by Participant in the Performance Period prior to such Retirement and the denominator of which is 1,095. Notwithstanding the foregoing, if (x) prior to the Participant’s Retirement, the Participant had not less than 12 consecutive months of Service and (y) following the Participant’s Retirement a Change of Control occurs during the Performance Period, then the number of PSUs that will vest and become nonforfeitable shall equal the number of PSUs that vest and become nonforfeitable under Section 4(b) hereof.

(e) Termination of Service. If the Participant’s Service is terminated prior to the end of the Performance Period for any reason, other than as described in Section 4(c) or Section 4(d) above, all PSUs granted hereunder shall be forfeited by the Participant without any consideration.

(f) Forfeiture and Cancellation of PSUs. Any PSUs that remain unvested after the earlier of (i) the Certification Date or (ii) a Change of Control, shall be forfeited and cancelled.

5. Performance Metrics and Goals.

(a) Total Shareholder Return (“TSR”). Vesting and payment of fifty percent (50%) of the Target Award with respect to the TSR component of the LTIP shall be subject to achievement by the Company as of the last trading day prior to the end of the Performance Period of the TSR Target Performance Goal, as defined and calculated in accordance with Section 11 hereof, according to the following table:

TSR Performance Goal	Rank of Company TSR Achievement Level Relative to Peer Group	Percentage of TSR Target Award Vesting
Threshold Goal	Not less than the percentile	50%
Target Goal	Not less than the percentile	100%
Maximum Goal	Not less than the percentile	150%

The number of PSUs that will vest if the Committee determines and certifies the Company’s achievement of a TSR performance level between Performance Goals will be determined by linear interpolation.

(b) The Company’s percentile ranking relative to members of the Peer Group is determined by listing the Company and members of the Peer Group from highest to lowest TSR achieved by the respective company and counting down from the company with the highest TSR to the Company’s position within such list.

(c) Return on Capital Employed (“ROCE”). Vesting and payment of fifty percent (50%) of the Target Award with respect to the ROCE component of the LTIP shall be subject to achievement by the Company as of the last trading day prior to the end of the Performance Period of a Performance Goal with respect to ROCE, as defined and calculated in accordance with Section 11 hereof, in accordance with the following:

ROCE Performance Goal	ROCE Achievement Level		Percentage of ROCE Target Award Vesting
Threshold Goal		%	50%
Target Goal		%	100%
Maximum Goal		%	150%

The number of PSUs that will vest if the Committee determines and certifies the Company’s achievement of an ROCE performance level between Performance Goals will be determined by linear interpolation.

(d) Discretion. The Committee retains the discretion to reduce the amount of an Award paid to the Participant based on such factors as it determines; provided, that no Award shall be increased above of the amount that vests and nonforfeitable based on the Company’s performance as set forth in this Section 5.

6. No Right to Continued Service. The granting of the PSUs evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any Affiliate may have to terminate the Service of such Participant.

7. No Rights as a Stockholder. No Stockholder Rights. The Participant shall have none of the rights of a Stockholder of the Company prior to the time the PSUs vest and are paid as Performance Shares and additional Shares.

8. Securities Laws; Legend on Certificates. The issuance and delivery of PSUs shall comply with all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. If the Company deems it necessary to ensure that the issuance of PSUs under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such PSUs would be issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may request which satisfies such requirements. The certificates representing Performance Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

9. Transferability.

(a) Before Vesting. Prior to becoming fully vested and issuable as Performance Shares, the PSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company and all Affiliates; provided, that the designation of a beneficiary for receipt of any PSUs shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the PSUs to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

(b) Before and After Vesting. In addition to other restrictions imposed hereunder or otherwise by the Committee or by law, transferability of Performance Shares shall be subject to the SemGroup Corporation Executive Stock Ownership Policy as contained in the LTIP.

10. Adjustment of PSUs or Performance Goals. Adjustments to the PSUs shall be made in accordance with Article 12 of the Plan. The Committee reserves the right to make adjustments to the Performance Goals as the Committee determines in good faith is appropriate to take into account the effect of: (i) any material transactions or extraordinary events during the Performance Period, (ii) any events during the relevant period outside of the ordinary course and (iii) any change in accounting standards used to calculate the Performance Goals. Any such adjustments shall be final, conclusive and binding on the Participant.

11. Definitions. The following terms shall have the meanings set forth below:

“Certification Date” has the meaning set forth in Section 3 hereof.

“Disability” has the meaning set forth in the Company’s long-term disability plan.

“Maximum Goal” means, as to either TSR or ROCE, the performance level that the Company must achieve in order for one hundred fifty percent (150%) of the TSR Target Award or the ROCE Target Award, as the case may be, to vest and become nonforfeitable.

“Peer Group” means                                         . A company that ceases to be publicly traded at any time prior to the end of the Performance Period shall cease to qualify as a member of the Peer Group.

“Performance Period” has the meaning set forth in Section 3 hereof.

“Retirement” shall mean a termination of Participant’s Service when (i) Participant is age 65 or older or (ii) Participant is age 59.5 or older but not yet age 65 and has not less than five (5) full years of Service.

“ROCE” or “Return on Capital Employed” means that measure of the return that the Company realizes from its capital during the Performance Period. The Company’s ROCE for the Performance Period equals the percentage derived from a fraction the numerator of which is the Company’s net earnings before interest and taxes for the Performance Period (including letter of credit interest) and the denominator of which is Company Average Tangible Assets for the Performance Period. For this purpose, “Average Tangible Assets” means the average over the Performance Period of the Company’s accounts receivable plus inventory minus accounts payable plus fixed assets. “ROCE Target Award” has the meaning set forth in Section 1 hereof.

“Target Award” has the meaning set forth in Section 1 hereof.

“Target Goal” means, as to either TSR or ROCE, the performance level that the Company must achieve in order for one hundred percent (100%) of the TSR Target Award or the ROCE Target Award, as the case may be, to vest and become nonforfeitable.

“Threshold Goal” means, as to either TSR or ROCE, the minimum performance level that the Company must achieve in order for fifty percent (50%) of the TSR Target Award or the ROCE Target Award, as the case may be, to vest and become nonforfeitable.

“TSR” or “Total Shareholder Return” for the Company or any member of the Peer Group for the Performance means the percentage (to the third decimal place) derived from a fraction the numerator of which is the change (positive or negative) in the average price of a share of the entity’s publicly traded stock during the Performance Period based on comparing the average closing price of such share for the twenty (20) trading days preceding the first trading day of the Performance Period with the average closing price of such share for the twenty (20) trading days ending on the last trading day of the Performance Period, plus any dividends paid on the share during the period (assuming such dividends are reinvested into additional shares of such stock as of the ex-dividend date of such dividend), and the denominator of which is the price of the share at the close of business on the first trading day of the Performance Period.

“TSR Target Award” has the meaning set forth in Section 1 hereof.

12. Withholding.

(a) Participant’s Payment Obligation. The Participant agrees that (i) he or she will pay to the Company or any applicable Subsidiary, as the case may be, or make arrangements satisfactory to the Company or such Subsidiary regarding the payment of any foreign, federal, state, or local taxes of any kind required by law to be withheld by the Company or such Subsidiary with respect to the PSUs, and (ii) the Company, or such Subsidiary, shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to the Participant any foreign, federal, state, or local taxes of any kind required by law to be withheld with respect to the PSUs.

(b) Withholding Shares. With respect to withholding required upon the lapse of restrictions or upon any other taxable event arising as a result of the PSUs awarded, the Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company or any applicable Subsidiary withhold Performance Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

13. Notices. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service (or in the case of a non-U.S. Participant, the foreign postal service of the country in which the Participant resides), by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

14. Entire Agreement. This Agreement, the Plan and the LTIP constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

15. Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

16. Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the PSUs pursuant to this Agreement.

17. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.

18. Choice of Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

SUBJECT TO THE TERMS OF THIS AGREEMENT, THE PARTIES AGREE THAT ANY AND ALL ACTIONS ARISING UNDER OR IN RESPECT OF THIS AGREEMENT SHALL BE LITIGATED IN THE FEDERAL OR STATE COURTS IN DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR ITSELF, HIMSELF OR HERSELF AND IN RESPECT OF ITS, HIS OR HER PROPERTY WITH RESPECT TO SUCH ACTION. EACH PARTY AGREES THAT VENUE WOULD BE PROPER IN ANY OF SUCH COURTS, AND HEREBY WAIVES ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

19. Performance Shares Subject to the Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Performance Shares are subject to the Plan. In the event of a conflict between any term or provision contained herein or the LTIP and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Participant has had the opportunity to retain counsel, and has read carefully, and understands, the provisions of the Plan, the LTIP and this Agreement.

20. Amendment. The Committee may amend or alter this Agreement, the PSUs granted hereunder at any time; provided, that, subject to Article 10, Article 11 and Article 12 of the Plan, no such amendment or alteration shall be made without the consent of the Participant if such action would materially diminish any of the rights of the Participant under this Agreement or with respect to such PSUs and Performance Shares.

21. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

23. No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to the PSUs and Performance Shares. The Committee and the Company make no guarantees regarding the tax treatment of such PSUs or Performance Shares. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any Subsidiary or Affiliate, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

24. Compliance with Section 409A. The Company intends that the PSUs be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties under Section 409A as a result of the PSUs. In the event the PSUs are subject to Section 409A, the Committee may, in its sole discretion, take the actions described in Section 11.1 of the Plan. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under this Agreement to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid on the date that immediately follows the end of such six (6) month period or as soon as administratively practicable thereafter. A termination of Service shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of Service” or like terms shall mean “separation from service.”

25. Forfeiture and Clawback. Notwithstanding any other provision of the Plan, the LTIP or this Agreement to the contrary, by signing this Agreement, the Participant acknowledges that any incentive-based compensation paid to the Participant hereunder may be subject to recovery by the Company under any clawback policy that the Company may adopt from time to time, including without limitation any policy that the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act

and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Shares may be listed. The Participant further agrees to promptly return any such incentive-based compensation which the Company determines it is required to recover from the Participant under any such clawback policy.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Performance Share Unit Award Agreement as of the date first written above.

SemGroup Corporation

By:
Name:
Title:

Agreed and acknowledged as of the date first above written:

Participant